Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-214351 on Form S-8 and Registration Statements No. 333-223025 and No. 333-223024 on Form S-3 of our reports dated February 12, 2019, relating to the financial statements and financial statement schedule of Groupon, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting dated February 12, 2019, appearing in this Annual Report on Form 10-K of Groupon, Inc. for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 12, 2019